Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Deutsche Investments VIT Funds of our reports dated February 14, 2018, relating to the financial statements and financial highlights, which appear in the Annual Reports on Form N-CSR for the year ended December 31, 2017 of Deutsche Equity 500 Index VIP and Deutsche Small Cap Index VIP. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

April 24, 2018